Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 11, 2012
Registration Statement No. 333-168098

TOYOTA AUTO RECEIVABLES (TAOT) 2012-A     FULL PRICING DETAILS
JOINT BOOKS: RBS(str), DB, MS
CO-MGRS: BAML, Barc, Citi, JPM, Mischler, Mizuho, SMBC       100% POT

CL	NOTE BAL(mm)	OFFER AMT(mm)	M/S	WAL	L.FINAL	BENCH	SPD	YLD	$PX	CPN
A1	393.000				***NOT OFFERED***
A2	468.000	421.200	Aaa/AAA	1.04	10/14	EDSF+	6	0.577	99.99345	0.57
A3	467.000	420.300	Aaa/AAA	2.14	02/16	IS+	16	0.760	99.98131	0.75
A4	134.590	121.131	Aaa/AAA	3.29	08/17	IS+	22	0.995	99.99049	0.99
B	37.500				***NOT OFFERED***

PRICING SPEED:                                           1.30% ABS @ 5% CLEAN-UP CALL
EXPECTED SETTLE:                                    04/18/2012
REGISTRATION:                                           PUBLIC
ERISA ELIGIBLE:                                          YES
MIN DENOMS:                                             1K X 1K
BLOOMBERG TICKER:                               TAOT 2012-A
BILL & DELIVER:                                          RBS

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com